UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 5, 2010

Macquarie Equipment Leasing Fund, LLC
(Exact name of registrant as specified in its charter)

Delaware	333-154278	26-3291543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Franklin St., 17th Floor, Suite 1700, Boston, MA		02110
(Address of principal executive offices)		(Zip Code)
(617) 457-0645
(Registrant's telephone number, including area code) (Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

Status of the Fund’s Offering

The initial closing date for the Fund was March 5, 2010, the date on which the Fund raised at least $2,500,000 and reached the minimum offering amount.  As of March 5, 2010, 290,509 shares have been sold to 60 members, representing $2,837,350 of capital contributions to the Fund.  The Fund has not yet reached the $7,500,000 minimum offering for the Commonwealth of Pennsylvania.

Distributions

The Fund will begin making monthly cash distributions on April 15, 2010. On that date and for each full month thereafter, the monthly distribution rate will be $0.0666667 per share, which is equivalent to an 8.00% annual distribution rate based on a share price of $10.00 per share.

From time to time the Fund’s Manager may vary the amount of, or completely suspend, cash distributions to investors if it believes it to be in the best interests of the Fund to do so. Losses from Fund investments or unavailability of liquid assets may also result in reductions or suspensions of distributions. Furthermore:

•	During the liquidation period, cash distributions may be irregular while fund investments are being disposed; and

•	Large returns of capital during the life of the Fund will reduce the cash available for future distributions.

While the Manager anticipates making monthly cash distributions, it may suspend making distributions at any time and without notice.  Thus, investors should not rely on the cash distributions on their shares as a regular source of cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE EQUIPMENT LEASING FUND, LLC

Date: March 5, 2010	By: /s/ Duncan Edghill
Duncan Edghill
Vice President of the Manager

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